Exhibit 10.160

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of the 15 day of September, 2011 (the “Effective Date”), is made by and between JRT Group Properties, LLC, a Georgia limited liability company (“Seller”) and AdCare Hembree Road Property, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns that certain parcel of real property located at 1145 Hembree Road, Roswell, Fulton County, Georgia 30076, being Units 110, 120, 130, 140, 210, 220, 230 and 240 of Building 1145 of the Offices at Hembree, a condominium, as more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the “Real Property”) and all personal property located on and used in connection with the Real Property except for the personal property identified on Exhibit “B” (the “Personal Property”) (hereinafter, the Real Property and the Personal Property are collectively referred to as the “Property”);

WHEREAS, Seller wishes to sell and Purchaser wishes to purchase the Property subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Purchase. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property, pursuant to the terms and conditions hereinafter set forth.

SECTION 2. Purchase Price. The purchase price for the Property shall be the sum of the following: (i) all outstanding indebtedness as of the Closing Date, which is secured by a first priority deed to secure debt on the Real Property and (ii) all unpaid and past due real and personal property taxes on the Property as of the Closing Date, to be paid in immediately available funds at Closing.

SECTION 3. [Intentionally Omitted].

SECTION 4. Seller’s Covenants, Representations and Warranties.

(A)          As a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price for the Property as set forth herein, Seller hereby covenants, warrants and represents to Purchaser as follows:

(i)            Seller is authorized to enter into and perform all its obligations under this Agreement. This Agreement is, and all documents to be executed by Seller pursuant hereto will be, the valid and binding obligations of Seller enforceable in accordance with their respective terms.

(ii)           The Seller is not a party to any litigation or administrative proceedings nor, is Seller aware of a threat of any litigation or administrative proceedings, which could affect the Property or Seller’s right to enter into this Agreement or to consummate the transactions contemplated by this Agreement. The Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, agency, board, bureau or instrumentality issued or entered in a proceeding to which the Seller is or was a party which is binding upon Seller.

(iii)          The Property is not subject to any lease, tenancy or other arrangement and from the date hereof to the Closing Date, no lease, tenancy, or other arrangement applicable to the Property, will be entered into by Seller without the prior written approval of Purchaser.

(iv)          The Property shall, on the Closing Date, be in the same condition as it was on the date of Purchaser’s execution of this Agreement, normal wear excepted. Immediately prior to “Closing” (as hereinafter defined) Seller will have good and marketable fee simple title to the Property.

(v)           All documents required by this Agreement to be delivered by Seller to Purchaser are and will be true, correct and complete in all material respects and contain no material omissions that make such documents false or misleading.

(vi)          To the best of Seller’s knowledge and belief, without actual examination or review having been made, that (a) the Property is in compliance with all applicable zoning and building laws, ordinances and regulations and (b) the Property has all necessary legal rights, utility service, and access to a public street.

(vii)         Except for encumbrances described in the Title Commitment, Seller holds good and marketable title to the Property, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances.

(viii)        There is no litigation, proceeding, or governmental investigation pending or threatened in eminent domain, for rezoning or otherwise against Seller that relates to or affects the Property.

(ix)           During the time in which Seller has owned the Property, Seller has not used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from the Property any flammable explosives, radioactive materials, hazardous or toxic substances, materials or wastes, pollutants or contaminants defined, listed or regulated by any local, state or federal environmental laws.

(x)            Seller is not a “foreign person” for purposes of § 1455 of the Internal Revenue Code.

(B)           All of the foregoing representations and warranties shall be applicable, true, correct and complete, both as of the date hereof and as of the Closing Date, and Seller shall, as stated in Section 11(B) of this Agreement, certify in writing at Closing that each and all of said representations and warranties are true, correct and complete as of and with respect to that date.

(C)           Notwithstanding anything else to the contrary herein, the parties acknowledge and agree that the improvements on the property are being purchased “as-is” with no representations or warranties regarding their condition(s).

SECTION 5. Purchaser’s Covenants, Representations and Warranties.

(A)          As a material inducement to Seller to enter into this Agreement and to sell the Property to Purchaser as set forth herein, Purchaser hereby covenants, warrants and represents to Seller as follows:

(i)            The Purchaser is a Georgia limited liability company and has full power and authority to carry on its business as now being conducted and to enter into and perform all its obligations under the Agreement. This Agreement and all documents to be executed by Purchaser pursuant hereto will be the valid and binding obligations of Purchaser enforceable with their respective terms. All action required by law and by any agreement, arrangement or document to authorize the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby has been or will be taken and the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein shall not violate or conflict with any provisions of any lease, mortgage, note or any other agreement or arrangement to or of which Purchaser is subject.

(ii)           The Purchaser is not a party to any litigation nor is Purchaser aware of a threat of any litigation that would affect Purchaser’s right to enter into this Agreement or to consummate the transaction contemplated by this Agreement.

(B)           All of the foregoing representations and warranties shall be applicable, true, correct and complete, both as of the date hereof and as of the Closing Date, and Purchaser shall, as stated in Section 12(B) of this Agreement, certify in writing at Closing that each and all of said representations and warranties are true, correct and complete as of and with respect to that date.

SECTION 6. Condition of Title and Survey.

(A)          The Property shall be conveyed to Purchaser by Limited Warranty Deed to be delivered to Purchaser at Closing, free and clear of all liens and encumbrances, except those caused by or on behalf of Purchaser and except that the Property may be subject to the lien for taxes for the current year, if not yet due and payable, and other matters of record acceptable to Purchaser in its sole discretion. Purchaser shall have the option to obtain a title insurance commitment for a title insurance policy on behalf of a title company acceptable to Purchaser (the “Title Commitment”). Should the Title

Commitment disclose exceptions to title unacceptable to Purchaser, other than liens and encumbrances which Seller shall cause to be released at Closing and the lien for current year taxes, Purchaser shall so notify Seller in writing at least 10 days before Closing and Seller shall be given a reasonable time in which to correct any such exceptions. If Seller fails to correct such exceptions within such time period, Purchaser may elect, as its sole remedy, to either (i) grant Seller additional time within which to cure any exception, if Seller requests such additional time; or (ii) accept title in its existing condition; or (iii) terminate this Agreement and have returned to Purchaser all Earnest Money.

(B)           Prior to Closing, Purchaser may obtain a current survey of the Property prepared and certified by a surveyor registered and licensed in the State of Georgia (the “Survey”). The Survey shall certify as to any flood plain restrictions affecting the Property and shall identify and locate all easements or encroachments which traverse or affect the Property and shall set forth the location, availability and, where appropriate, dimensions or diameters of all utilities servicing the land, including, without limitation, water, sewer, electric and telephone. The legal description for documents necessary or appropriate to consummate the purchase or sale contemplated herein shall be based upon the Survey, as revised if applicable. The Survey shall be sufficient to enable the title insurer to delete the general exception relating to survey matters.

(C)           Prior to Closing, Purchase may obtain an environmental assessment of the Property (the “Environmental Report”). Should the Environmental Report disclose environmental conditions unacceptable to Purchaser, Purchaser shall so notify Seller in writing before Closing and Seller shall be given a reasonable time in which to correct any such conditions. If Seller fails to correct such conditions within such time period, Purchaser may elect, as its sole remedy, to either (i) grant Seller additional time within which to cure any condition, if Seller requests such additional time; or (ii) accept the Property in its existing condition; or (iii) terminate this Agreement and have returned to Purchaser all Earnest Money.

SECTION 7. Closing Costs. Purchaser shall pay for all closing costs including, without limitation, the cost of any title examination, the Title Commitment and title insurance premium, the Survey, the Environmental Report, the transfer taxes required for the transfer of the Real Property to Purchaser and all recording fees.

SECTION 8. [Intentionally Omitted.]

SECTION 9. Date of Closing. The Purchaser shall close the transaction contemplated herein (the “Closing”) on or before October 31, 2011; the exact time and date of which to be determined by Purchaser (the “Closing Date”) at the offices of Purchaser’s counsel in Atlanta Georgia. The above date may be further extended as may be agreed to in writing by the parties.

SECTION 10. Waivers. The waiver by any party of any breach by the other of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. No delay or omission in the exercise of any right or remedy accruing to any party as a result of a breach by the other party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring.

SECTION 11. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to, and shall be conditioned upon, the satisfaction (or the waiver in writing by Purchaser) prior to the Closing of each of the following conditions:

(A)          Compliance by Seller and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Seller at or before the Closing shall have been complied with and performed, and the representations and warranties made by Seller in this Agreement shall be true and correct (i) on and as of the date of this Agreement, and (ii) on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(B)           Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraph (A) above.

(C)           No Legal Action. No action, suit, investigation, other proceeding or claim shall have been threatened or instituted before any court or before or by any government or governmental agency or instrumentality either (i) to impose any restriction, limitations or conditions with respect to the transactions contemplated by this Agreement, or (ii) to obtain damages or other relief in connection with such transactions. No action, suit, investigation, or other proceeding or claim against Seller shall have been instituted before any court or before or by any government or governmental agency or instrumentality, domestic or foreign which might adversely affect the Property or the Facility.

(D)          Approval. Purchaser’s Board of Directors or Executive Committee shall have approved the transactions contemplated hereunder,

(E)           Additional Documents. Seller shall have furnished such other duly executed documents as may be required, in the reasonable opinion of Purchaser, (i) to evidence the accuracy of Seller’s representations and warranties and (ii) to perfect or evidence the performance of the covenants and agreements made and to be performed by Seller and the compliance by Seller with all conditions to be satisfied by Seller.

SECTION 12. Conditions Precedent To Obligations of Seller. The obligations of Seller under this Agreement are subject to, and shall be conditioned upon the satisfaction (or the waiver in writing by Seller) prior to the Closing of each of the following conditions:

(A)          Compliance by Purchaser and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Purchaser at or before the Closing shall have been complied with and performed, and the representations and warranties made by Purchaser in this Agreement, shall be correct (a) on and as of the date of this Agreement, and (b) on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(B)           Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, duly executed by Purchaser, certifying to the fulfillment of the conditions set forth in subparagraph (A) above.

(C)           No Legal Action. No action, suit, investigation, other proceeding or claim shall have been threatened or instituted before any court or before or by any government or governmental agency or instrumentality either (1) to impose any restrictions, limitations or conditions with respect to the transaction contemplated by this Agreement or (2) to obtain damages or other relief in connection with such transactions. No action, suit, investigation or other proceeding or claim against Purchaser shall have been instituted before any court or before or by any government or governmental agency or instrumentality, domestic or foreign, which might adversely affect the Property or the Facility.

(D)          Additional Documents. Purchaser shall have furnished Seller with such other duly executed documents as may be required, in the reasonable opinion of Seller (i) to evidence the accuracy of Purchaser’s representations and warranties and (ii) to perfect or evidence the performance of the covenants and agreements made and to be performed by Purchaser and the compliance by Purchaser with all conditions to be satisfied by Purchaser.

SECTION 13. Deliveries at Closing. At Closing, Seller shall deliver to Purchaser, in consideration of payment to Seller of the Purchase Price, the following:

(A)          Limited Warranty Deed conveying the Real Property.

(B)           Bill of Sale conveying Personal Property.

SECTION 14. Assignment. Neither party may assign any of its right, title, or interest in and to this Agreement without the written consent of the other party.

SECTION 15. Commissions and Fees. Purchaser hereby represents and warrants to Seller that it has not dealt with any real estate agent, broker or finder in connection with this transaction and agrees to indemnify Seller for all damages, costs and liability that may result from breach of this warranty and representation. Seller hereby represents and warrants to Purchaser that, Seller has not dealt with any real estate agent, broker or finder in connection with this transaction and agrees to indemnify Purchaser for all damages, costs and liability that may result from breach of this warranty and representation.

SECTION 16. Condemnation. Seller represents that it has received no notice of any condemnation proceedings against the whole or any part of the Property. If prior to the Closing Date, all or a substantial portion of either the Property shall be condemned or taken by eminent domain by any competent authority for any public or quasi-public use or purpose, then, in such event, Purchaser shall have the option to terminate this Agreement or close the transactions herein provided for. If Purchaser shall elect pursuant to such option to terminate this Agreement, this Agreement shall be null and void and the Earnest Money shall be returned to Purchaser, If, however, Purchaser shall elect to close this transaction, then there shall be an abatement in the Purchase Price equal to the amount of proceeds of any condemnation award allowed.

SECTION 17. Default. If either party defaults under this Agreement, the other party shall have all rights or remedies permitted in law or at equity. Before a party may declare a default hereunder, it shall give written notice to the other party specifying the failure of the other party under this Agreement and the other party shall have ten (10) days from the receipt of such notice to cure such default.

SECTION. 18. Notices. All notices provided for herein shall be made either by certified or registered mail and deposited in the U.S. Mail, postage prepaid, or by overnight delivery service, to the following addresses:

To Purchaser:	AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305
Attn: Boyd P. Gentry

To Seller:	Hembree Properties, LLC
1145 Hembree Road
Roswell, Georgia 30076
Attn: Robert Lancaster

Any notices sent as provided herein shall be deemed delivered when actually received.

SECTION 19. Miscellaneous.

(A)          This Agreement sets forth all promises, agreements, conditions, inducements and understanding between and among the parties and there are no promises, agreements, conditions, inducements, warranties, representations, oral or written, express or implied, between them, other than as herein set forth. This Agreement shall not be modified or amended in any manner except by an instrument in writing executed by the parties.

(B)           The headings contained in this Agreement are for convenience and reference only, and in no way modify, interpret or construe the meaning of the parties.

(C)           All terms, agreements, covenants, conditions, representations, warranties and provisions herein made shall survive the Closing.

(D)          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute hut one and the same instrument.

(E)           This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. If any provision of this Agreement is determined to be illegal or unenforceable, such determination shall not affect the remaining terms of this Agreement. If litigation is instituted based upon this Agreement, the prevailing party shall be entitled to recover all expenses, including reasonable attorney fees.

(F)           Each of the parties shall execute such other documents as may be reasonably necessary to carry out the intent as well as comply with the provisions of this Agreement.

(G)           Subject to Section 14, this Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, executors, personal representatives, successors and assigns.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth.

PURCHASER:

ADCARE HEMBREE ROAD PROPERTY, LLC,
a Georgia limited liability company

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Manager

SELLER:

JRT GROUP PROPERTIES, LLC, a Georgia limited liability company

By:	/s/ Rob Lancaster
Name:	Rob Lancaster
Title:	Member